EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Far East Energy Corporation and Subsidiaries:

We here by consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-136032, 333-132631 and 333-162019), Form S-1 (333-159905) and Form S-8 (Nos. 333-148361, 333-148363, 333-126994, 333-129169, 333-134600, 333-164316 and 333-164462) of Far East Energy Corporation and Subsidiaries (a development stage company), of our reports dated March 12, 2010, relating to the consolidated financial statements and the financial statement schedule included in Item 15(a)(2) and the effectiveness of internal control over financial reporting as of December 31, 2009,  which reports appear in this Form 10-K.

/s/ JonesBaggett LLP
JonesBaggett LLP (formerly Payne Smith & Jones, P.C.)
Dallas, Texas

March 12, 2010